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                                                                    EXHIBIT (11)

                        HONEYWELL INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1997
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                       1997         1996         1995         1994         1993
                                                    -----------  -----------  -----------  -----------  -----------
BASIC EARNINGS PER SHARE:
Income:
  Income available to common shareowners..........  $     471.0  $     402.7  $     333.6  $     278.9  $     322.2
Shares:
  Weighted Average Shares Outstanding.............  127,051,613  126,632,082  127,138,774  129,440,052  134,242,394
Basic EPS.........................................  $      3.71  $      3.18  $      2.62  $      2.15  $      2.40

DILUTED EARNINGS PER SHARE:
Income:
  Income available to common shareowners..........  $     471.0  $     402.7  $     333.6  $     278.9  $     322.2
Shares:
  Weighted Average Shares Outstanding.............  127,051,613  126,632,082  127,138,774  129,440,052  134,242,394
Dilutive shares issuable in connection with stock
  plans less shares purchaseable with proceeds....    2,140,609    2,848,697    2,364,352      541,811    1,069,901
                                                    -----------  -----------  -----------  -----------  -----------
    Total Shares..................................  129,192,222  129,480,779  129,503,126  129,981,863  135,312,295
                                                    -----------  -----------  -----------  -----------  -----------
                                                    -----------  -----------  -----------  -----------  -----------
Diluted EPS.......................................  $      3.65  $      3.11  $      2.58  $      2.15  $      2.38
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